Exhibit 99.1

Financial Report October – December 2017

A record quarter and year support 2020 targets

(Stockholm, Sweden, January 30, 2018) – For the three-month period ended December 31, 2017, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, reported record consolidated sales of $2,729 million. Quarterly organic sales* grew by 1.1%. The operating margin was 0.5% and the adjusted operating margin* was 9.6% (for non-U.S. GAAP measures see enclosed reconciliation tables).

The expectation at the beginning of the quarter was for quarterly organic sales to be “virtually flat” and an adjusted operating margin to be “more than 9%”.

For the first quarter of 2018, the Company expects organic sales growth to be less than 1% and the adjusted operating margin to be around 9%. The consolidated sales growth is expected to be more than 7% in the first quarter 2018. The indication for the full year adjusted operating margin is around 9% and an organic sales growth of more than 7% resulting in a consolidated sales growth of more than 11%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

Key Figures

(Dollars in millions, except per share data)	Q4 2017	Q4 2016	Change
Net sales	$2,729.2	$2,603.8	4.8%
Operating income	$12.6	$238.7	(94.7)%
Operating margin	0.5%	9.2%	(8.7)pp
Adjusted operating margin1)	9.6%	9.3%	0.3pp
Earnings per share, diluted2, 3)	$0.72	$1.67	(56.9)%
Adjusted earnings per share, diluted1, 2, 3)	$2.03	$1.71	18.7%
Operating cash flow	$389.4	$294.2	32.4%

1) Excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Jan Carlson, Chairman, President & CEO

“The fourth quarter ended a year of records and exciting announcements. We are pleased that the fourth quarter sales and gross profit were the highest we have reported for any quarter. The full year 2017 was also the best year we have reported for sales and gross profit. Building on this solid base, we look forward with great expectations, as order intake in 2017 reached new historic highs for each of our Passive Safety and Electronics segments. This includes new record high order intake for Active Safety and for Restraint Control Systems, while ANBS almost managed to repeat its strong 2016 order intake. Our achievements in 2017, especially our order intake records and gross margin progression reinforce our confidence in the sales and margin targets presented at our Capital Markets Day (CMD) on September 14, 2017.

We continued to broaden our customer and product base in Active Safety in the fourth quarter, including increasing from three to four Vision customers and winning our first LiDAR order. The strong order intake in the fourth quarter supports the sales progression outlined at our CMD, that we expect the sales trend in Electronics to improve in 2019 and beyond. Following two years of record order intake in Electronics, we will step up our R,D&E efforts further in 2018, to support the development of received orders and future product solutions, by increasing R,D&E costs by up to $70 million.

The step-up in growth in Passive Safety was slightly ahead of plan in the fourth quarter, as the increased number of product launches added more than 3pp to organic sales growth* in the segment, partially offset by lower inflator replacement sales and temporary model mix headwinds. In 2018, we expect the contribution from increased product launches to accelerate gradually while the model mix and inflator replacement headwinds subsides after the first quarter leading to our expectation that a more than 2% organic sales growth in the first quarter becomes more than 10% for the full year in Passive Safety.

Building on the board’s decision in December 2017 to move forward with the separation of our business segments, we are working hard to prepare for the separate listing of our Electronics business as a stand-alone company in the third quarter of 2018. We are looking forward to seeing Passive Safety and Electronics releasing their full potential in the years to come.

With quality as our first priority, we continue to execute on our growth and margin opportunities while staying focused on saving more lives and creating value for our stakeholders.”

An earnings conference call will be held at 2:00 p.m. (CET) today, January 30. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q4 Report – 2017	4th Quarter

Outlook

The expectations and indications provided below are based on the current operating structure for Autoliv.

Mainly based on our customer call-offs, we expect organic sales growth for the first quarter of 2018 to increase by less than 1% compared to the same quarter of 2017. Currency translations are expected to add more than 6%, resulting in a consolidated sales growth of more than 7%. The adjusted operating margin, excluding costs for capacity alignments, antitrust related matters and separation of our business segments, is expected to be around 9%.

The indication for the full year organic sales growth is more than 7%. Currency translations are expected to have a combined positive effect of around 4%, resulting in a consolidated sales increase of more than 11%. The indication for the full year 2018 is an adjusted operating margin around 9%, excluding costs for capacity alignments, antitrust related matters and separation of our business segments.

For the Passive Safety segment, the indication for organic sales growth is more than 2% in the first quarter and more than 10% for the full year, with an indication that the underlying profitability for the segment will increase compared to full year 2017.

For the Electronics segment, the indication is for organic sales growth to be around negative 6% in the first quarter and around negative 3% for the full year as growth in Active Safety is more than offset by declines in Restraint Control Systems (RCS) and Brake Systems. The indication for the underlying profitability for the segment is a decrease compared to full year 2017.

The projected tax rate, excluding any discrete items, for the full year 2018, is expected to be around 29% and is subject to change due to any discrete or nonrecurring events that may occur.

Supporting our growth strategy, capital expenditures are expected to remain at a high level for the full year. We estimate that R,D&E investments, net, in relation to sales have peaked in Passive Safety but not in Electronics.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Spin-off update; Goodwill Impairment Charge

On December 12, 2017, Autoliv announced that its Board of Directors had concluded its strategic review and decided to prepare for a spin-off of its Electronics business segment, creating a new, independent publicly traded company during the third quarter of 2018. Through the separation, additional value for shareholders and other stakeholders will be created by the ability to better address two distinct, growing markets with leading product offerings.

The key drivers for the separation include the different pace of technology advancement in the two businesses, different skill sets of people throughout the organizations (leadership, engineering, sales) and different sales growth rates with limited customer or operational synergies. There are also a potentially different shareholder profile due to the timing of returns.

The spin-off will be effected by a payment of a dividend of the common stock of the new company on a pro rata basis. The intent is for the spin-off to be tax free to stockholders both in the US and Sweden.

As part of the preparation for the spin-off, the Electronics business is expected to receive a cash injection from Autoliv, with the underlying objective of Autoliv to remain strong investment grade.

The spin-off of Electronics is progressing according to plan and Autoliv is now in a position to provide an estimate of related one-time costs. The total project costs, mainly related to accounting, finance, legal, IT and listing, is estimated to be up to $70 million, the majority of which is not expected to be tax deductible. These project costs will be booked in the quarter in which they occur.

Tax related costs associated with the reorganization are estimated to be up to $80 million, which will be recorded at the time of the separation of the legal entities, expected in the first half of 2018.

The separation of Electronics is expected to lead to a re-distribution of certain assets and costs, mainly relating to IP and group funded R&D, which will have a net positive impact on Passive Safety operating income and a corresponding net negative impact on Electronics operating income as compared to the current segment reporting. The new company will also carry certain corporate group costs related to being a separate public company that are not allocated on a segment basis in the current Autoliv structure. Combined with the re-distribution of certain assets and costs, Autoliv estimates this will negatively impact Electronics operating margin as a stand-alone company by a few percentage points. For Passive Safety as a standalone company, the re-allocation of costs will positively impact its operating margin by less than one percentage point.

Autoliv has made a fourth quarter non-cash impairment of goodwill in ANBS, with a net negative impact on Autoliv’s net income attributable to controlling interest of approximately $100 million (after an estimated $20 million tax benefit). The impairment for the total ANBS enterprise, of which Autoliv owns 51%, is approximately $234 million, pre-tax. As ANBS is consolidated by Autoliv, the full $234 million is recognized in operating income and the minority’s share is deducted in Net income (loss) attributable to non-controlling interest. The goodwill impairment charge is not impacting cash flow or Electronics financial targets. The recording of the non-cash impairment of goodwill was made as a part of the preparation and audit of Autoliv’s financial statements for 2017.

Q4 Report – 2017	4th Quarter

Fourth Quarter Financial Highlights

Consolidated net sales increased by 4.8% compared to the same quarter of 2016 with an organic growth* of 1.1%, and positive currency translation of 3.7%. Europe, China and Japan were the main organic growth drivers while North America’s sales declined 7.5% organically, including 0.6pp negative impact from lower inflator replacement sales, and reflecting a 4.4% decline in LVP according to IHS. Adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters, separation of our business segments and goodwill impairment increased by 30bps to 9.6%, compared to the same quarter of 2016. This was mainly a result of improved operational performance and higher organic sales, partly offset by negative impact from raw material prices and costs related to new launches and investments for growth. EPS, diluted, decreased by 56.9% to $0.72, as compared to the same quarter of 2016, mainly due to negative effects from goodwill impairment charges and our share of the equity method loss in Zenuity not fully offset by lower tax and higher operating income. Operating cash flow of $389 million was $95 million higher than the same quarter of the prior year mainly due to a positive impact from working capital driven by favourable timing effects. Net debt* was $379 million, compared to $313 million a year ago. The leverage ratio* increased from 0.4x in the same quarter 2016 to 0.5x as a result of the higher net debt.

Launches in the 4th Quarter

Mercedes X-Class Driver airbag with steering wheel, passenger airbag, knee airbag, side airbag, inflatable curtain and seatbelt with pretensioner.	Volvo XC40 Passenger airbag, knee airbag, side airbag, inflatable curtain and active seatbelt with pretensioner.	Jeep Wrangler Steering wheel, passenger airbag and radar system.
Lynk & Co 01 Passenger airbag, side airbag, inflatable curtain and seatbelt with pretensioner.	Infiniti QX50 Passenger airbag, knee airbag, inflatable curtain, side airbag, seatbelt with pretensioner and safety electronics.	BMW X2 Knee airbag, side airbag, inflatable curtain, seatbelt with pretensioner, and mono camera system.
Hyundai ix35 Driver airbag, passenger airbag, side airbag, inflatable curtain and safety electronics.	Fiat Cronos Driver airbag, passenger airbag and seatbelt with pretensioner.	DS 7 Crossback Side airbag, inflatable curtain, seatbelt with pretensioner and night vision system.

Q4 Report – 2017	4th Quarter

Passive Safety

Sales

Change vs. same quarter last year
(Dollars in millions)	Q4 2017	Q4 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$1,395.3	$1,348.1	3.5%	3.5%	(0.0)%
Seatbelt2)	$763.1	$688.0	10.9%	5.0%	5.9%
Intersegment sales	$0.2	$(0.8)	-	-	-
Passive Safety sales	$2,158.6	$2,035.3	6.1%	4.1%	2.0%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 6.1% to $2,159 million. Excluding positive currency translation effects, the organic sales growth* was 2.0%, which can be compared to an LVP growth of 0.5% according to IHS. Inflator replacement sales affected the segment’s organic sales growth negatively by around 0.6pp, mainly affecting North America and Japan.

Airbag sales was organically* unchanged. The main positive contributors to organic growth were passenger airbags in Japan, side airbags in China. The main negative impacts on organic growth were passenger airbags in China and inflator replacement sales in North America and Japan.

Seatbelt sales grew organically* in all regions, with the main growth drivers being Europe, China and Japan. The trend of higher sales for more advanced and higher value-added seatbelt systems continued globally.

Key figures

Change vs. same quarter last year
(Dollars in millions)	Q4 2017	Q4 2016	Change	Organic change*
Passive Safety sales	$2,158.6	$2,035.3	6.1%	2.0%
Passive Safety operating income	$258.8	$228.5	13.3%
Passive Safety operating margin	12.0%	11.2%	0.8pp
Passive Safety headcount	64,111	63,134	1.5%

Compared to the same period last year, the operating income increased by around 13% and the operating margin increased by 80 bps due to increased volumes and lower S,G&A costs. R,D&E, net costs was about flat as the increase in R,D&E, gross costs was offset by higher engineering income.

In focus

The fourth quarter sales growth was positively impacted by new product launches, in part offset by unfavorable model mix and lower inflator replacement sales.

We are pleased that the top 13 new product launches added more than 3pp to our organic sales growth* in the fourth quarter and we expect a step-up of contribution to our organic growth in the first quarter 2018 to around 6%. Full year 2018, we expect almost 7% contribution to our organic growth from these launches, supporting our indication of more than 10% organic sales growth for the full year 2018 and an increased underlying profitability.

The operating margin improved to 12%, supported by good operating leverage on higher sales. We aim for continued high operating leverage also in 2018.

We are proud of achieving another year with record order intake as we captured more than 50% of available orders globally, with 2017 order intake growing by 14%

as compared to 2016. We now have three consecutive years with order intake at or above 50% global share.

Despite the continued increase in order intake, we still estimate R,D&E, net, costs in relation to sales have peaked.

While managing the early phase of the product launch wave, we were able to limit headcount growth to 1.5%. We continue to focus on improving efficiencies in our processes, both in the production areas and in the indirect support functions.

While managing the growth projects, we stay focused on delivering these launches within the targeted cost and quality parameters, while preparing for a stand-alone future where we will focus even more on developing our business towards the 2020 targets and beyond.

Q4 Report – 2017	4th Quarter

Electronics

Sales

Change vs. same quarter last year
(Dollars in millions)	Q4 2017	Q4 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Restraint Control Systems2)	$262.8	$277.6	(5.3)%	2.6%	(7.9)%
Active Safety	$195.7	$179.0	9.3%	4.6%	4.7%
Brake Systems	$112.3	$111.1	1.0%	(0.5)%	1.5%
Intersegment sales	$22.3	$16.4	-	-	-
Electronics sales	$593.1	$584.1	1.5%	2.7%	(1.2)%
1) Effects from currency translations. 2) Including Corporate and other sales

Excluding positive currency translation effects, organic sales declined* by 1.2% primarily driven by the phase out effect of certain models in Restraint Control Systems, which more than offset the growth in Active Safety.

Restraint Control Systems sales (mainly airbag control modules and remote sensing units) declined organically* largely due to Hyundai/Kia in South Korea, GM and Nissan in North America and Mazda in Japan.

The organic sales increase* of close to 5% for Active Safety was positively impacted by almost 8% organic sales growth for core active safety products (radar and camera systems and ADAS ECUs), especially with models from Honda, FCA and Mercedes.

Brake Systems organic sales* in the fourth quarter were positively affected by reclassification of certain revenues from gross to net basis done in the fourth quarter 2016, as outlined in Autoliv’s Financial Report for October – December 2016. Excluding the reclassification, sales declined, especially to Honda in North America.

Key Figures

Change vs. same quarter last year
(Dollars in millions)	Q4 2017	Q4 2016	Change	Organic change*
Electronics sales	$593.1	$584.1	1.5%	(1.2)%
Electronics operating income	$(213.1)	$29.8	(815.1)%
Electronics operating margin	(35.9)%	5.1%	(41.0)pp
Electronics headcount	7,484	6,778	10.4%

The operating margin decreased mainly due to the goodwill impairment charge. Excluding the goodwill impairment charge, the operating margin was 3.6% in the fourth quarter of 2017.

In focus

We are pleased that our consistent focus on building on our strong position by investing in R,D&E as well as entering into agreements and co-operations is paying off as increased order intake. In 2017, we recorded the highest order intake in our history for Electronics, increasing by 11% compared to the previous record year in 2016. Active Safety order intake increased by close to 20% compared to 2016, with the majority of order value being for vision systems.

The weaker than originally expected sales development in ANBS triggered a goodwill impairment charge in the quarter. However, the large orders from a Detroit based OEM in 2016 and 2017 demonstrates the strength of the product offering and that our strategy to globalize the ANBS business has traction.

Furthermore, we are proud of the innovation award from FCA in December, highlighting the product performance and the agility of the combined Electronics and Zenuity offering. Zenuity is working actively with six potential customers and is entering into an agreement with TomTom for dynamic high definition mapping solutions.

In 2018, we expect that the organic sales decline for RCS and Brake Systems will not be fully offset by organic sales growth in Active Safety. Profitability is expected to be adversely impacted by up to $70 million in increased investments in R,D&E,net, supporting the strong 2017 order intake.

Q4 Report – 2017	4th Quarter

Sales by Region

Change vs. same quarter last year			Reported (U.S. GAAP)	Currency effects1)	Organic change*
		Sales (MUSD)
Asia		$1,091.0	5.0%	1.7%	3.3%
Whereof:	China	$572.6	6.4%	2.2%	4.2%
	Japan	$275.4	8.0%	(2.7)%	10.7%
	Rest of Asia	$243.0	(1.3)%	4.9%	(6.2)%
Americas		$788.0	(5.2)%	1.0%	(6.2)%
Europe		$850.2	15.9%	9.7%	6.2%
Global		$2,729.2	4.8%	3.7%	1.1%
1) Effects from currency translations.

The organic sales growth* of 1.1% in the quarter was mainly driven by the organic growth in Europe, Japan and China, partly offset by the decline in North America and South Korea. The inflator replacement sales impacted organic growth negatively by about 0.5pp. Light vehicle production grew by 0.5%, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by Japanese and European OEMs, while organic growth for the domestic OEMs was mainly driven by Great Wall.

Organic sales growth* from Autoliv’s companies in Japan was driven by the Japanese OEMs, particularly Honda with favorable model transitions and additional brake control sales, partly offset by lower inflator replacement sales.

Organic sales decline* from Autoliv’s companies in the Rest of Asia was driven by weak sales development in South Korea, mainly to Hyundai/Kia. India and Other Asia continued to grow double digit organically.

Sales from Autoliv’s companies in Americas declined organically* by 6.2%. North America declined by 7.5% organically (compared to an LVP decline of 4.4%, according to IHS), driven primarily by unfavorable platform shifts with GM, weaker sales with Nissan as well as about 0.6pp negative organic growth impact from lower inflator replacement sales. South America grew organically by 43.1%.

Autoliv’s companies in Europe grew organically* by 6.2%. This was mainly driven by Mercedes, Ford and Volvo, partly offset by Land Rover and Fiat.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Q4 estimate, Jan 16, 2018	(0.7)%	2.2%	(6.2)%	(1.3)%	6.3%	0.5%
LVP, IHS Q4 estimate, Oct 17, 2017	(2.0)%	4.5%	(0.9)%	0.5%	6.7%	1.2%

Q4 Report – 2017	4th Quarter

Earnings

(Dollars in millions, except per share data)	Q4 2017	Q4 2016	Change
Net Sales	$2,729.2	$2,603.8	4.8%
Gross profit	$566.7	$534.2	6.1%
% of sales	20.8%	20.5%	0.3pp
S,G&A	$(125.6)	$(126.2)	(0.5)%
% of sales	(4.6)%	(4.8)%	0.2pp
R,D&E net	$(170.2)	$(150.3)	13.2%
% of sales	(6.2)%	(5.8)%	(0.4)pp
Goodwill impairment charge	$(234.2)	-	n.a.
% of sales	(8.6)%	-	(8.6)pp
Amortization of intangibles	$(9.0)	$(11.7)	(23.1)%
% of sales	(0.3)%	(0.4)%	0.1pp
Other income (expense), net	$(15.1)	$(7.3)	106.8%
% of sales	(0.6)%	(0.3)%	(0.3)pp
Operating income	$12.6	$238.7	(94.7)%
% of sales	0.5%	9.2%	(8.7)pp
Adjusted operating income1)	$262.6	$242.9	8.1%
% of sales	9.6%	9.3%	0.3pp
Income before taxes	$(10.6)	$228.0	(104.6)%
Tax rate	(421.9)%	36.7%	(458.6)pp
Net income	$(55.6)	$144.2	(138.6)%
Net income attributable to controlling interest	$62.6	$147.7	(57.6)%
Earnings per share, diluted2, 3)	$0.72	$1.67	(56.9)%
Adjusted earnings per share, diluted1, 2, 3)	$2.03	$1.71	18.7%

1) Excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the fourth quarter 2017 was $33 million higher than the same quarter in 2016. The gross margin increased by 0.3pp to 20.8% compared to the same quarter in 2016, mainly as a result of improved operational performance and higher organic sales*, partly offset by negative impact from raw material prices and costs related to new launches and investments for growth.

Selling, General and Administrative (S,G&A) was virtually unchanged at $126 million, but decreased by 0.2pp in relation to sales compared to the same quarter of the previous year.

Research, Development & Engineering (R,D&E) expenses net, in support of our growth strategy, increased by $20 million compared to the same quarter in the prior year as we continued to invest in technology, competence and capacity.

The change in Other income (expense), net, compared to the same quarter in 2016 was mainly due to increased costs for capacity alignments and separation of our business segments.

Operating income decreased by $226 million to $13 million, or 0.5% of sales, compared to 9.2% of sales in the same quarter of 2016, mainly due to the goodwill impairment charge.

The goodwill impairment charge of $234 million is due to lower than originally anticipated sales development in the joint venture Autoliv Nissin Brake Systems.

Adjusted operating margin*, excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment, was 9.6% of sales for the fourth quarter of 2017 compared to 9.3% of sales for the same period in 2016. The higher adjusted operating margin was mainly a result of improved gross margin partly offset by higher R,D&E costs, net, to support future growth.

Income before taxes decreased by $239 million compared to the same quarter of the previous year, driven primarily by $234 million in goodwill impairment charges, but also due to our share of the equity method loss in Zenuity of about $13 million. Net income

Q4 Report – 2017	4th Quarter

attributable to controlling interest was $63 million, a decrease of $85 million from the fourth quarter of 2016.

The effective tax rate, including discrete tax items was 422% compared to 36.7% in the same quarter of 2016. The tax rate in the fourth quarter 2017, excluding discrete tax items and the negative tax rate impact from the goodwill impairment was 31.0%, compared to 34.2% in the same quarter in 2016. Compared to the fourth quarter of 2016, the tax rate in the fourth quarter of 2017 was impacted by several items: mainly a goodwill impairment to which only a partial tax benefit was allowable, reversal of the impairment of certain deferred tax assets; reasonable estimate of the negative impact of U.S. tax reform, specifically the deemed repatriation of non-US earnings and the revaluation of U.S. deferred tax assets to the new lower U.S. federal income tax rate.

Earnings per share (EPS) assuming dilution decreased by around 57% to $0.72 compared to $1.67 for the same period one year ago. The main negative items affecting EPS were $1.12 from goodwill impairment charges and 15 cents from our share of the equity method loss in Zenuity partly offset by lower tax and higher operating income. The adjusted EPS* assuming dilution was $2.03 compared to $1.71 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.2 million compared to 88.5 million in the fourth quarter of 2016.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $389 million compared to $294 million in the same quarter of 2016. The increase was primarily related to favorable timing effects in operating working capital.

Cash flow before financing* increased to $207 million compared to $135 million during the same quarter of 2016. Capital expenditures, net, of $168 million were $61 million more than depreciation and amortization expense during the quarter and $9 million more than capital expenditures, net during the fourth quarter of 2016.

Working capital remained at 15% of sales compared to December 31, 2016 and operating working capital* as a percentage of sales was 6.4%, up from 5.7% on December 31, 2016. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 72 days outstanding, compared to 70 days outstanding on December 31, 2016 and 77 days outstanding on September 30, 2017. Days inventory outstanding was 32 days, compared to 31 days on December 31, 2016 and 34 days on September 30, 2017.

The Company’s net debt position* decreased by $166 million during the quarter to $379 million at December 31, 2017. Following the debt repayments of $148 million in the quarter, gross interest-bearing debt decreased by $164 million to $1,341 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of December 31, 2017, the Company had a leverage ratio of 0.5x.

During the quarter, total equity decreased by $40 million to $4,169 million, mainly due to $56 million net loss and $52 million in dividends. This was not fully offset by positive currency translations of $38 million. Total parent shareholders’ equity was $4,035 million corresponding to $46.38 per share.

Headcount

	December 31, 2017	September 30, 2017	December 31, 2016
Headcount	72,034	70,390	70,293
Whereof: Direct workers in manufacturing	67%	67%	68%
Best Cost Countries	75%	75%	75%
Temporary personnel	13%	13%	13%

Compared to September 30, 2017, total headcount (permanent employees and temporary personnel) increased by 1,644, with about three quarters of the increase in direct labor. Compared to a year ago, headcount increased by 1,741, with almost two thirds of the increase in R,D&E.

Q4 Report – 2017	Full Year

Financial Highlights Full Year 2017

Consolidated net sales increased by 3.1% compared to the same period of 2016 with an organic growth* of 1.5%, positive acquisition effects of 1.2% and positive currency translation of around 0.4%. All regions except Americas grew organically, with Europe, Japan and China as key drivers while sales in North America declined organically. Adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters, separation of our business segments and goodwill impairment decreased by 20bps to 8.6%, compared to 2016. The effects of planned higher investments for growth, primarily in R,D&E, net, were not fully offset by higher sales and improved operational performance. EPS, diluted, decreased by 24% to $4.87, compared to 2016, mainly due to goodwill impairment. Operating cash flow of $936 million was $68 million higher than last year, mainly due to reduction of working capital driven by favorable timing effects. Net debt* was $379 million, compared to $313 million a year ago. The main reasons for the increase in net debt in 2017 are the share repurchases and our investment in Zenuity. The leverage ratio* increased from 0.4x on December 31, 2016, to 0.5x due to the increased net debt.

Passive Safety Full Year 2017

Sales

Year over year change
(Dollars in millions)	Full Year 2017	Full Year 2016	Reported (U.S. GAAP)	Currency effects1)	Organic change*
Airbag2)	$5,342.3	$5,255.8	1.6%	0.3%	1.3%
Seatbelt2)	$2,793.6	$2,665.2	4.8%	0.8%	4.0%
Intersegment sales	$(1.3)	$(2.2)	-	-	-
Passive Safety sales	$8,134.6	$7,918.8	2.7%	0.5%	2.2%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Passive Safety segment sales increased by 2.7% to $8,135 million. Excluding positive currency translation effects, the organic sales growth* was 2.2%, in line with global light vehicle production despite negative impact from lower inflator sales.

Airbag sales had solid organic growth* for the full year in Asia, especially in India, Japan and China. South America grew strongly while Europe and South Korea showed more modest organic growth. North American sales declined organically.

Seatbelt sales grew organically* for the full year in all regions except in North America and South Korea, with Europe and Japan as the largest growth drivers.

Inflator replacement sales affected the segment’s organic sales growth* for the full year negatively by around 0.4pp.

Key figures

Year over year change
(Dollars in millions)	Full Year 2017	Full Year 2016	Change	Organic change*
Segment sales	$8,134.6	$7,918.8	2.7%	2.2%
Segment operating income	$833.4	$817.7	1.9%
Segment operating margin	10.2%	10.3%	(0.1)pp
Passive Safety headcount	64,111	63,134	1.5%

The operating income was relatively unchanged compared to 2016, as the effects of higher sales and lower S,G&A costs were almost offset by higher investments in R,D&E, net, and other costs supporting near term growth.

Q4 Report – 2017	Full Year

Electronics Full Year 2017

Sales

Year over year change
(Dollars in millions)	Full Year 2017	Full Year 2016	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Restraint Control Systems2)	$997.3	$1,031.0	(3.3)%	-	0.1%	(3.4)%
Active Safety	$776.6	$738.6	5.1%	-	0.0%	5.1%
Brake Systems	$472.8	$383.0	23.4%	31.4%	(1.8)%	(6.2)%
Intersegment sales	$75.5	$63.0	-	-	-	-
Electronics sales	$2,322.2	$2,215.6	4.8%	5.4%	(0.1)%	(0.5)%
1) Effects from currency translations. 2) Including Corporate and other sales.

Consolidated Electronics segment sales increased for the full year 2017 by 4.8% to $2,322 million compared to the same period in 2016. Excluding acquisition effects and negative currency translation effects, the organic sales decline* was 0.5%.

Restraint Control Systems sales (mainly airbag control modules and remote sensing units) declined organically* in North America, Japan and South Korea but increased in China and India.

The organic sales increase* for Active Safety (mainly automotive radars, cameras with driver assist systems and night vision systems) was positively impacted by double-digit organic sales growth of core active safety products, and negatively impacted by sales declines for positioning systems in North America as well as the ramp-down of our internally developed brake control system in China.

Brake Systems organic sales* were adversely affected by model changes, notably with Honda.

Key Figures

Year over year change
(Dollars in millions)	Full Year 2017	Full Year 2016	Change	Organic change*
Segment sales	$2,322.2	$2,215.6	4.8%	(0.5)%
Segment operating income	$(180.2)	$61.5	(393.0)%
Segment operating margin	(7.8)%	2.8%	(10.6)pp
Electronics headcount	7,484	6,778	10.4%

The operating margin declined compared to 2016, due to goodwill impairment charges. Excluding the impairment, the operating margin was 2.3%. Higher investments in R,D&E, net, also impacted margin negatively, this was partly offset by an improved gross margin. Headcount increased by 706 compared to the same period last year, including an increase of 800 in R,D&E.

Q4 Report – 2017	Full Year

Sales by Region Full Year 2017

Year over year change
(Dollars in millions)		Sales (MUSD)	Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change*
Asia		$3,845.0	6.3%	2.3%	(0.9)%	4.9%
Whereof:	China	$1,839.0	4.1%	2.1%	(1.6)%	3.6%
	Japan	$1,040.8	9.6%	5.0%	(3.3)%	7.9%
	Rest of Asia	$965.2	7.1%	-	3.0%	4.1%
Americas		$3,247.4	(3.9)%	1.1%	0.0%	(5.0)%
Europe		$3,290.2	7.0%	-	2.2%	4.8%
Global		$10,382.6	3.1%	1.2%	0.4%	1.5%
1) Effects from currency translations.

The organic sales growth* of 1.5% for the full year 2017 was mainly driven by the organic growth in Europe, Japan, China and India while North America declined. The inflator replacement sales impacted organic growth negatively by about 0.3pp. Light vehicle production grew by 2.2%, according to IHS.

The organic sales increase* from Autoliv’s companies in China was mainly driven by the global OEMs, primarily Renault/Nissan, Honda and Mercedes, partly offset by Hyundai/Kia. Organic sales to the domestic OEMs was virtually unchanged, with increases to models from Geely and Great Wall, offset by decreases to models from Baojun and Haima. Inflator replacement sales contributed positively to organic sales growth.

Organic sales growth* from Autoliv’s companies in Japan was driven by Renault/Nissan, Toyota and Subaru. Offsetting effects are mainly from decreasing inflator replacement sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Suzuki and Hyundai/Kia. Sales in South Korea decreased, driven by Hyundai/Kia, Ssangyong and GM.

Sales from Autoliv’s companies in Americas declined organically* by 5.0%. North America declined by 6.2% organically, driven primarily by GM due to unfavorable platform shifts and declining LVP. Inflator replacement sales had a 0.3pp negative impact on organic growth in North America. South America grew organically by about 45%.

The 4.8% organic sales growth* from Autoliv’s companies in Europe was mainly driven by Mercedes, where Active Safety products were a strong contributor to growth, and Volvo. Offsetting effects were mainly from Opel.

Light Vehicle Production Development Full Year 2017

Year over year change
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS estimate, Jan 16, 2018	2.2%	5.5%	1.1%	(1.0)%	3.2%	2.2%

Q4 Report – 2017	Full Year

Earnings

(Dollars in millions, except per share data)	Full Year 2017	Full Year 2016	Change
Net Sales	$10,382.6	$10,073.6	3.1%
Gross profit	$2,149.0	$2,057.0	4.5%
% of sales	20.7%	20.4%	0.3pp
S,G&A	$(489.7)	$(476.1)	2.9%
% of sales	(4.7)%	(4.7)%	0.0pp
R,D&E net	$(740.9)	$(651.0)	13.8%
% of sales	(7.1)%	(6.5)%	(0.6)pp
Goodwill impairment charge	$(234.2)	-	n.a.
% of sales	(2.3)%	-	(2.3)pp
Amortization of intangibles	$(47.0)	$(43.7)	7.6%
% of sales	(0.5)%	(0.4)%	(0.1)pp
Other income (expense), net	$(31.9)	$(38.5)	(17.1)%
% of sales	(0.3)%	(0.4)%	0.1pp
Operating income	$605.3	$847.7	(28.6)%
% of sales	5.8%	8.4%	(2.6)pp
Adjusted operating income1)	$892.1	$884.9	0.8%
% of sales	8.6%	8.8%	(0.2)pp
Income before taxes	$506.5	$803.8	(37.0)%
Tax rate	40.2%	30.1%	10.1pp
Net income	$303.0	$561.6	(46.0)%
Net income attributable to controlling interest	$427.1	$567.1	(24.7)%
Earnings per share, diluted2, 3)	$4.87	$6.42	(24.1)%
Adjusted earnings per share, diluted1, 2, 3)	$6.58	$6.75	(2.5)%

1) Excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the full year 2017 increased by around $92 million, compared to the prior year, as a result of higher sales and higher gross margin. The gross margin increased by 0.3pp compared to 2016, mainly as a result of improved operational performance and higher organic sales*, partly offset by costs related to investments for capacity and growth, as well as negative impact from raw material prices.

Selling, General and Administrative (S,G&A) expenses increased by $14 million, but were virtually flat in percentage of sales, as compared to the prior year. Research, Development & Engineering (R,D&E) expenses, net increased by $90 million compared to the prior year.

Operating income decreased by around $242 million to $605 million and the operating margin decreased by 2.6pp to 5.8%. In 2017, the operating margin was primarily negatively affected by goodwill impairment, but also from the ongoing capacity alignments, settlements of antitrust related matters and the separation of our business segments.

Goodwill impairment charges of $234 million are due to lower than originally anticipated sales development in the joint venture Autoliv Nissin Brake Systems.

Excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment, the adjusted operating margin* was 8.6%, a decrease from 8.8% in the prior year. The positive effect from the improved gross margin was more than offset by higher costs mainly related to investments in RD&E, net.

Income before taxes decreased by $297 million compared to the previous year, primarily due to $234 million in goodwill impairment charges, our share of the equity method loss in Zenuity of $31 million and less favorable non-operating currency effects. Net income attributable to controlling interest was $427 million, a decrease of $140 million from 2016.

The effective tax rate in 2017 was 40.2% compared to 30.1% in 2016. The tax rate for 2017 excluding discrete tax items and the negative tax rate impact from the goodwill impairment was 28.3% compared to 30.7% in 2016. The tax rate for 2017 was impacted by several

Q4 Report – 2017	Full Year

items including, goodwill impairment to which only a partial tax benefit was allowable, reversal of the impairment on certain deferred tax assets; reasonable estimate of the negative impact of U.S. tax reform, specifically the deemed repatriation of non-US earnings and the revaluation of U.S. deferred tax assets to the new lower U.S. tax rate; compared to the 2016 tax rate.

Earnings per share (EPS) assuming dilution decreased by 24% to $4.87 compared to $6.42 the prior year. The main negative items affecting EPS were $1.12 from goodwill impairment charges and 35 cents from our share of the equity method loss in Zenuity partly offset by lower tax and higher operating income. The adjusted EPS* assuming dilution was $6.58 compared to $6.75 one year ago.

The weighted average number of shares outstanding assuming dilution declined to 87.7 million compared to 88.4 million in the full year 2016, mainly due to share repurchases.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $936 million compared to $868 million for the full year 2016.

Cash flow before financing* was $239 million compared to $142 million in 2016. Capital expenditures, net, of $570 million were $144 million more than depreciation and amortization expense for the full year 2017 and $71 million more than capital expenditures, net, in the full year 2016.

The Company’s net debt position* increased by $66 million to $379 million compared to December 31, 2016,

mainly due to share repurchases and our investment in Zenuity. Following debt repayments of $184 million, gross interest-bearing debt decreased by $202 million to $1,341 million compared to December 31, 2016.

For the full year, total equity increased by $243 million to $4,169 million, mainly due to $303 million from net income and positive currency translations of $270 million. The increase was partly offset by $210 million in dividends and share repurchases of $157 million.

Q4 Report – 2017	4th Quarter

Other Items

•

On November 22, 2017, Autoliv confirmed the conclusion of specific part of the ongoing investigation with the European Commission for €8.1 million, an amount accrued for in the third quarter of 2017. The recorded amount (equivalent to approximately $9.5 million) relates to a discrete portion of the EC investigation relating to two specific car manufacturers, while the more significant portion of its investigation continues.

•

On December 14, 2017, Autoliv announced that it received a prestigious innovation award from FCA for its work with FCA’s visionary project on future urban car safety. Autoliv received the award together with Zenuity, its system software joint venture. Autoliv and Zenuity received the award for their implementation of active safety hardware and software that enabled a number of advanced active safety and ADAS features in a small form factor vehicle, hence making it supremely safe in urban environments.

•	On December 19, 2017, Autoliv announced that it was to debut its latest advanced research vehicle LIV 2.0 at CES in 2018, a real human/machine interaction that will help shape consumer acceptance of autonomous vehicles. LIV 2.0 is capable of sensing driver and passenger instructions and moods through an array of sensors that track sound and hand movements, and then communicate with fellow human occupants. At LIV's core are deep learning algorithms that enable effective communication, including sensing driver gaze, emotion, cognitive load, drowsiness, hand position, posture and then fusing this information with data on the external environment to yield driving experiences that are not only safer, but feel that way, too.

•

On January 8, 2018, Mathias Hermansson joined Autoliv as Chief Financial Officer for Veoneer. Mr Hermansson brings a wealth of experience, particularly from the digital world, to Autoliv. He spent 18 years with Modern Times Group, a leading international digital entertainment group. From 2006 to 2015, he served as the group's Chief Financial Officer. Mr. Hermansson also has broad experience from board engagements and investments in start-ups, particularly in the digital arena.

•	On January 29, Autoliv announced that the new Electronics spin-off company will be named Veoneer.

Dividends

On December 12, 2017, the Company declared a quarterly dividend to shareholders of 60 cents per share for the first quarter 2018, with the following payment schedule:

Ex-date (common stock)	February 21, 2018
Ex-date (SDRs)	February 21, 2018
Record Date	February 22, 2018
Payment Date	March 8, 2018

Next Report

Autoliv intends to publish the quarterly earnings report for the first quarter of 2018 on Friday, April 27, 2018.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Inquiries: Media

Thomas Jönsson

Group Vice President Corporate Communications

Tel +46 (0)8 58 72 06 27

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor

Relations set out above, at 12.00 CET on January 30, 2018.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q4 Report – 2017	4th Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, statements related to the estimated project costs and tax costs associated with the separation and spin-off, the completion and timing of the proposed spin-off, the future performance of the Passive Safety and Electronics businesses on a stand-alone basis if the spin-off is completed, the outlook for Passive Safety and Electronics as separate businesses if the spin-off is completed, the expected strategic, operational and competitive benefits of the proposed spin-off and the effect of the separation on Autoliv and its stakeholders, management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructurings; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding requirements for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q4 Report – 2017

Key Ratios

	Quarter October - December		Full Year	Full Year
	2017	2016	2017	2016
Earnings per share, basic1)	$0.72	$1.67	$4.88	$6.43
Earnings per share, diluted1, 2)	$0.72	$1.67	$4.87	$6.42
Total parent shareholders’ equity per share	$46.38	$41.69	$46.38	$41.69
Cash dividend paid per share	$0.60	$0.58	$2.38	$2.30
Operating working capital, $ in millions3)	661	579	661	579
Capital employed, $ in millions4)	4,549	4,240	4,549	4,240
Net debt, $ in millions3)	379	313	379	313
Net debt to capitalization, %5)	8	7	8	7
Gross margin, %6)	20.8	20.5	20.7	20.4
Operating margin, %7)	0.5	9.2	5.8	8.4
Return on total equity, %8)	(5.3)	14.5	7.4	14.6
Return on capital employed, %9)	0.0	22.2	12.7	20.3
Average no. of shares in millions2)	87.2	88.5	87.7	88.4
No. of shares at period-end in millions10)	87.0	88.2	87.0	88.2
No. of employees at period-end11)	63,007	61,502	63,007	61,502
Headcount at period-end12)	72,034	70,293	72,034	70,293
Days receivables outstanding13)	72	70	74	74
Days inventory outstanding14)	32	31	33	33

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Net income relative to average total equity. 9) Operating income and income from equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with a continuous employment agreement, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q4 Report – 2017

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Quarter October - December		Full Year	Full Year
(Unaudited)	2017	2016	2017	2016
Net sales
Airbag products1)	$1,395.3	$1,348.1	$5,342.3	$5,255.8
Seatbelt products1)	763.1	688.0	2,793.6	2,665.2
Restraint control and sensing systems1)	262.8	277.6	997.3	1,031.0
Active safety products	195.7	179.0	776.6	738.6
Brake systems	112.3	111.1	472.8	383.0
Total net sales	$2,729.2	$2,603.8	$10,382.6	$10,073.6

Cost of sales	(2,162.5)	(2,069.6)	(8,233.6)	(8,016.6)
Gross profit	$566.7	$534.2	$2,149.0	$2,057.0

Selling, general & administrative expenses	(125.6)	(126.2)	(489.7)	(476.1)
Research, development & engineering expenses, net	(170.2)	(150.3)	(740.9)	(651.0)
Goodwill impairment charges	(234.2)	-	(234.2)	-
Amortization of intangibles	(9.0)	(11.7)	(47.0)	(43.7)
Other income (expense), net	(15.1)	(7.3)	(31.9)	(38.5)
Operating income	$12.6	$238.7	$605.3	$847.7

Income (loss) from equity method investments	(12.5)	1.4	(29.0)	2.6
Interest income	1.8	1.4	7.4	4.5
Interest expense	(14.6)	(15.7)	(61.2)	(62.4)
Other non-operating items, net	2.1	2.2	(16.0)	11.4
Income before income taxes	$(10.6)	$228.0	$506.5	$803.8

Income taxes	(45.0)	(83.8)	(203.5)	(242.2)
Net income	$(55.6)	$144.2	$303.0	$561.6

Less; Net income (loss) attributable to non-controlling interest	(118.2)	(3.5)	(124.1)	(5.5)

Net income attributable to controlling interest	$62.6	$147.7	$427.1	$567.1

Earnings per share2, 3)	$0.72	$1.67	$4.87	$6.42

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Q4 Report – 2017

Consolidated Balance Sheets

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions, unaudited)	2017	2017	2017	2017	2016
Assets
Cash & cash equivalents	$959.5	$958.3	$922.5	$1,235.2	$1,226.7
Receivables, net	2,157.2	2,080.3	2,106.1	2,152.2	1,960.1
Inventories, net	859.1	831.7	798.5	758.6	773.4
Other current assets	228.9	252.1	220.4	183.0	180.7
Total current assets	$4,204.7	$4,122.4	$4,047.5	$4,329.0	$4,140.9

Property, plant & equipment, net	1,973.1	1,886.5	1,812.4	1,724.3	1,658.1
Investments and other non-current assets	518.5	501.8	506.7	388.3	352.2
Goodwill assets	1,688.8	1,904.9	1,901.1	1,895.4	1,870.7
Intangible assets, net	164.8	169.6	176.0	180.5	212.5
Total assets	$8,549.9	$8,585.2	$8,443.7	$8,517.5	$8,234.4

Liabilities and equity
Short-term debt	$19.7	$182.4	$189.1	$225.2	$219.8
Accounts payable	1,280.8	1,149.3	1,193.4	1,217.6	1,196.5
Other current liabilities	1,354.1	1,334.3	1,240.1	1,258.5	1,181.3
Total current liabilities	$2,654.6	$2,666.0	$2,622.6	$2,701.3	$2,597.6

Long-term debt	1,321.7	1,322.6	1,323.1	1,323.7	1,323.6
Pension liability	225.9	253.2	250.0	246.9	237.5
Other non-current liabilities	178.3	134.0	135.7	138.7	149.3
Total non-current liabilities	$1,725.9	$1,709.8	$1,708.8	$1,709.3	$1,710.4

Total parent shareholders’ equity	4,035.1	3,958.6	3,859.7	3,853.7	3,677.2
Non-controlling interest	134.3	250.8	252.6	253.2	249.2
Total equity	$4,169.4	$4,209.4	$4,112.3	$4,106.9	$3,926.4

Total liabilities and equity	$8,549.9	$8,585.2	$8,443.7	$8,517.5	$8,234.4

Q4 Report – 2017

Consolidated Statements of Cash Flow

	Quarter October - December		Full Year	Full Year
(Dollars in millions, unaudited)	2017	2016	2017	2016
Net income	$(55.6)	$144.2	$303.0	$561.6
Depreciation and amortization	107.2	103.6	425.8	383.0
Goodwill impairment charges	234.2	–	234.2	–
Other, net	(4.1)	(15.8)	(26.8)	1.6
Changes in operating assets and liabilities	107.7	62.2	(0.3)	(77.8)
Net cash provided by operating activities	$389.4	$294.2	$935.9	$868.4

Capital expenditures, net	(167.8)	(159.1)	(569.6)	(498.6)
Acquisitions of businesses and other, net	(14.6)	–	(127.7)	(227.4)
Net cash used in investing activities	$(182.4)	$(159.1)	$(697.3)	$(726.0)

Net cash before financing1)	$207.0	$135.1	$238.6	$142.4

Net increase (decrease) in short-term debt	(162.5)	2.0	(208.6)	(2.7)
Dividends paid	(52.3)	(51.1)	(208.7)	(202.8)
Shares repurchased	–	–	(157.0)	–
Common stock options exercised	2.7	0.8	7.9	5.9
Dividend paid to non-controlling interests	0.2	–	0.2	(1.7)
Other, net	–	0.3	–	1.1
Effect of exchange rate changes on cash	6.1	(43.0)	60.4	(49.0)
Increase (decrease) in cash and cash equivalents	$1.2	$44.1	$(267.2)	$(106.8)
Cash and cash equivalents at period-start	958.3	1,182.6	1,226.7	1,333.5
Cash and cash equivalents at period-end	$959.5	$1,226.7	$959.5	$1,226.7
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q4 Report – 2017

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables below present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Sales by Product

Change vs. same quarter last year
Quarter October - December 2017
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$47.2	47.2	$(0.0)
	%	3.5	3.5	(0.0)
Seatbelt Products2)		$$75.1	34.7	$40.4
	%	10.9	5.0	5.9
Restraint Control Systems2)	$	$(14.8)	7.1	$(21.9)
	%	(5.3)	2.6	(7.9)
Active Safety		$$16.7	8.3	$8.4
	%	9.3	4.6	4.7
Brake Systems		$$1.2	(0.5)	$1.7
	%	1.0	(0.5)	1.5
Total		$$125.4	96.8	$28.6
	%	4.8	3.7	1.1
1) Effects from currency translations. 2) Including Corporate and other sales.

Year over year change
Full Year 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products2)		$$86.5	-	19.2	$67.3
	%	1.6	-	0.3	1.3
Seatbelt Products2)		$$128.4	-	21.2	$107.2
	%	4.8	-	0.8	4.0
Restraint Control Systems2)	$	$(33.7)	-	1.7	$(35.4)
	%	(3.3)	-	0.1	(3.4)
Active Safety		$$38.0	-	0.5	$37.5
	%	5.1	-	0.0	5.1
Brake Systems		$$89.8	120.5	(7.0)	$(23.7)
	%	23.4	31.4	(1.8)	(6.2)
Total		$$309.0	120.5	35.6	$152.9
	%	3.1	1.2	0.4	1.5
1) Effects from currency translations. 2) Including Corporate and other sales.

Q4 Report – 2017

Sales by Region

Change vs. same quarter last year
Quarter October - December 2017
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
China		$$34.5	11.8	$22.7
	%	6.4	2.2	4.2
Japan		$$20.3	(7.0)	$27.3
	%	8.0	(2.7)	10.7
RoA	$	$(3.2)	12.0	$(15.2)
	%	(1.3)	4.9	(6.2)
Americas	$	$(43.2)	8.2	$(51.4)
	%	(5.2)	1.0	(6.2)
Europe		$$117.0	71.8	$45.2
	%	15.9	9.7	6.2
Total		$$125.4	96.8	$28.6
	%	4.8	3.7	1.1

1) Effects from currency translations.

Year over year change
Full Year 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
China		$$72.9	36.6	(28.2)	$64.5
	%	4.1	2.1	(1.6)	3.6
Japan		$$91.1	47.8	(31.5)	$74.8
	%	9.6	5.0	(3.3)	7.9
RoA		$$63.7	-	26.3	$37.4
	%	7.1	-	3.0	4.1
Americas	$	$(133.0)	36.1	1.3	$(170.4)
	%	(3.9)	1.1	0.0	(5.0)
Europe		$$214.3	-	67.7	$146.6
	%	7.0	-	2.2	4.8
Total		$$309.0	120.5	35.6	$152.9
	%	3.1	1.2	0.4	1.5
1) Effects from currency translations.

Q4 Report – 2017

Sales by Segment

Change vs. same quarter last year
Quarter October - December 2017
		Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$123.3	82.0	$41.3
	%	6.1	4.1	2.0
Electronics		$$9.0	16.2	$(7.2)
	%	1.5	2.7	(1.2)
Other and eliminations	$	$(6.9)	(1.4)	$(5.5)
Total		$$125.4	96.8	$28.6
	%	4.8	3.7	1.1
1) Effects from currency translations.

Year over year change
Full Year 2017
		Reported (U.S. GAAP)	Acquisitions/ Divestitures	Currency effects1)	Organic change
(Dollars in millions)
Passive Safety		$$215.8	-	40.3	$175.5
	%	2.7	-	0.5	2.2
Electronics		$$106.6	120.5	(3.4)	$(10.5)
	%	4.8	5.4	(0.1)	(0.5)
Other and eliminations	$	$(13.4)	-	(1.3)	$(12.1)
Total		$$309.0	120.5	35.6	$152.9
	%	3.1	1.2	0.4	1.5
1) Effects from currency translations.

Q4 Report – 2017

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management.

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions)	2017	2017	2017	2017	2016
Total current assets	$4,204.7	$4,122.4	$4,047.5	$4,329.0	$4,140.9
Total current liabilities	(2,654.6)	(2,666.0)	(2,622.6)	(2,701.3)	(2,597.6)
Working capital	$1,550.1	$1,456.4	$1,424.9	$1,627.7	$1,543.3
Cash and cash equivalents	(959.5)	(958.3)	(922.5)	(1,235.2)	(1,226.7)
Short-term debt	19.7	182.4	189.1	225.2	219.8
Derivative asset and liability, current	(1.1)	1.6	(2.5)	(4.5)	(8.4)
Dividends payable	52.2	52.1	52.6	53.0	51.2
Operating working capital	$661.4	$734.2	$741.6	$666.2	$579.2

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	December 31	September 30	June 30	March 31	December 31
(Dollars in millions)	2017	2017	2017	2017	2016
Short-term debt	$19.7	$182.4	$189.1	$225.2	$219.8
Long-term debt	1,321.7	1,322.6	1,323.1	1,323.7	1,323.6
Total debt	$1,341.4	$1,505.0	$1,512.2	$1,548.9	$1,543.4
Cash and cash equivalents	(959.5)	(958.3)	(922.5)	(1,235.2)	(1,226.7)
Debt-related derivatives	(2.5)	(1.6)	(3.0)	(1.6)	(3.4)
Net debt	$379.4	$545.1	$586.7	$312.1	$313.3

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	December 31	December 31
(Dollars in millions)	2017	2016
Net debt1)	$379.4	$313.3
Pension liabilities	225.9	237.5
Debt per the Policy	$605.3	$550.8

Income before income taxes2)	$506.5	$803.8
Plus: Interest expense, net2, 3)	53.8	57.9
Depreciation and amortization of intangibles2, 4)	660.0	383.0
EBITDA per the Policy	$1,220.3	$1,244.7

Leverage ratio	0.5	0.4

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q4 Report – 2017

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter October - December 2017			Quarter October - December 2016
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$12.6	$250.0	$262.6	$238.7	$4.2	$242.9
Operating margin, %	0.5	9.1	9.6	9.2	0.1	9.3
Income before taxes	$(10.6)	$250.0	$239.4	$228.0	$4.2	$232.2
Net income	$(55.6)	$229.0	$173.4	$144.2	$3.8	$148.0
Return on capital employed, %	0.0	20.8	20.8	22.2	0.3	22.5
Return on total equity, %	(5.3)	21.3	16.0	14.5	0.3	14.8
Earnings per share, diluted2, 3)	$0.72	$1.31	$2.03	$1.67	$0.04	$1.71

1) Excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

	Full Year 2017			Full Year 2016
	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$605.3	$286.8	$892.1	$847.7	$37.2	$884.9
Operating margin, %	5.8	2.8	8.6	8.4	0.4	8.8
Income before taxes	$506.5	$286.8	$793.3	$803.8	$37.2	$841.0
Net income	$303.0	$264.7	$567.7	$561.6	$29.3	$590.9
Capital employed	$4,549	$265	$4,814	$4,240	$29	$4,269
Return on capital employed, %	12.7	6.1	18.8	20.3	0.8	21.1
Return on total equity, %	7.4	6.2	13.6	14.6	0.7	15.3
Earnings per share, diluted2, 3)	$4.87	$1.71	$6.58	$6.42	$0.33	$6.75
Total parent shareholders' equity per share	$46.38	$1.73	$48.11	$41.69	$0.33	$42.02

1) Excluding costs for capacity alignment, antitrust related matters, separation of our business segments and goodwill impairment. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q4 Report – 2017

Segment Disclosure

Sales, including Intersegment Sales	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$2,158.6	$2,035.3	$8,134.6	$7,918.8
Electronics	593.1	584.1	2,322.2	2,215.6
Total segment sales	$2,751.7	$2,619.4	$10,456.8	$10,134.4
Corporate and other	0.4	2.7	3.1	5.8
Intersegment sales	(22.9)	(18.3)	(77.3)	(66.6)
Total net sales	$2,729.2	$2,603.8	$10,382.6	$10,073.6

Income before Income Taxes	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$258.8	$228.5	$833.4	$817.7
Electronics	(213.1)	29.8	(180.2)	61.5
Segment operating income	$45.7	$258.3	$653.2	$879.2
Corporate and other	(33.1)	(19.6)	(47.9)	(31.5)
Interest and other non-operating expenses, net	(10.7)	(12.1)	(69.8)	(46.5)
Income (expense) from equity method investments	(12.5)	1.4	(29.0)	2.6
Income before income taxes	$(10.6)	$228.0	$506.5	$803.8

Capital Expenditures	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$123.3	$125.2	$465.2	$394.7
Electronics	39.7	34.1	109.6	100.9
Corporate and other	2.7	3.9	5.3	11.2
Total capital expenditures	$165.7	$163.2	$580.1	$506.8

Depreciation and Amortization	Quarter October - December		Full Year	Full Year
(Dollars in millions)	2017	2016	2017	2016
Passive Safety	$77.9	$71.7	$302.7	$278.5
Electronics	26.5	30.1	112.6	96.1
Corporate and other	2.8	1.8	10.5	8.4
Total depreciation and amortization	$107.2	$103.6	$425.8	$383.0

Segment Assets			December 31	December 31
(Dollars in millions)			2017	2016
Passive Safety			$6,114.2	$5,637.0
Electronics			1,588.4	1,715.5
Segment assets			$7,702.6	$7,352.5
Corporate and other1)			847.3	881.9
Total assets			$8,549.9	$8,234.4
1) Corporate and other assets mainly consists of cash and cash equivalents, income tax and deferred tax assets and equity method investments.

Q4 Report – 2017

Multi-year Summary

(Dollars in millions, except per share data)	20171)	20161)	20151)	20141)	20131, 4)
Sales and Income
Net sales	$10,383	$10,074	$9,170	$9,240	$8,803
Operating income	605	848	728	723	761
Income before income taxes	507	804	676	667	734
Net income attributable to controlling interest	427	567	457	468	486

Financial Position
Current assets excluding cash	3,245	2,914	2,705	2,607	2,582
Property, plant and equipment, net	1,973	1,658	1,437	1,390	1,336
Intangible assets (primarily goodwill)	1,854	2,083	1,794	1,661	1,687
Non-interest bearing liabilities	3,039	2,765	2,518	2,400	2,364
Capital employed	4,549	4,240	3,670	3,504	3,489
Net debt (cash)	379	313	202	62	(511)
Total equity	4,169	3,926	3,468	3,442	4,000
Total assets	8,550	8,234	7,526	7,443	6,983
Long-term debt	1,322	1,324	1,499	1,521	279

Share data
Earnings per share (US$) – basic	4.88	6.43	5.18	5.08	5.09
Earnings per share (US$) – assuming dilution	4.87	6.42	5.17	5.06	5.07
Total parent shareholders’ equity per share (US$)	46.38	41.69	39.22	38.64	42.17
Cash dividends paid per share (US$)	2.38	2.30	2.22	2.12	2.00
Cash dividends declared per share (US$)	2.40	2.32	2.24	2.14	2.02
Share repurchases	157	-	104	616	148
Number of shares outstanding (million)2)	87.0	88.2	88.1	88.7	94.4

Ratios
Gross margin (%)	20.7	20.4	20.1	19.5	19.4
Operating margin (%)	5.8	8.4	7.9	7.8	8.6
Pretax margin (%)	4.9	8.0	7.4	7.2	8.3
Return on capital employed (%)	13	20	20	21	22
Return on total equity (%)	7	15	14	12	13
Total equity ratio (%)	49	48	46	46	57
Net debt to capitalization (%)	8	7	6	2	n/a
Days receivables outstanding	74	74	73	71	70
Days inventory outstanding	33	33	33	32	31

Other data
Airbag sales3) 5)	5,342	5,256	5,036	5,019	4,822
Seatbelt sales5)	2,794	2,665	2,599	2,800	2,773
Restraint control and sensing sales5)	997	1,031	923	932	863
Active safety sales	777	739	611	489	345
Brake systems sales	473	383	-	-	-
Net cash provided by operating activities	936	868	751	713	838
Capital expenditures, net	570	499	450	453	379
Net cash used in investing activities	(697)	(726)	(591)	(453)	(377)
Net cash provided by (used in) financing activities	(566)	(200)	(319)	226	(318)
Number of employees, December 31	63,000	61,500	54,600	50,800	46,900

1) Costs in 2017, 2016, 2015, 2014 and 2013 for capacity alignments, antitrust matters, separation of our business segments (2017) and goodwill impairment (2017) reduced operating income by (millions) $287, $37, $166, $120 and $47 and net income by (millions) $245, $29, $131, $80 and $33, respectively. This corresponds to 2.8%, 0.4%, 1.8%, 1.3% and 0.6% on operating margins and 2.4%, 0.3%, 1.4%, 0.9% and 0.4% on net margins, respectively. The impact on EPS was $1.71, $0.33, $1.48, $0.87 and $0.34 while return on total equity was reduced by 5.8%, 0.7%, 1.7%, 1.9% and 0.8%, respectively for the same five year period. 2) At year end, excluding dilution and net of treasury shares. 3) Including steering wheels, inflators and initiators. 4) Including adjustments for a non-cash, non-recurring valuation allowance for deferred tax assets of $39 million on net income and capital employed, and $0.41 on EPS and total parent shareholder equity per share. 5) Including Corporate and other.